Exhibit 10.1

AMENDMENT TO THE

SCOTT’S LIQUID GOLD-INC.

2005 STOCK INCENTIVE PLAN

1. Recitals. Pursuant to resolutions adopted by the Board of Directors on May 18, 2011, Scott’s Liquid Gold-Inc. hereby amends the Scott’s Liquid Gold-Inc. 2005 Stock Incentive Plan (the “Plan”) by limiting awards to directors and executive officers and setting the minimum exercise price for future option grants.

2. Amendment of Plan. The following amendment to the Plan is adopted, effective as provided in Paragraph 3 below:

The Plan is hereby amended to revise Section 4.2 to add the following at the end thereof:

In addition, aggregate Awards issued to a Participant who is a Director or executive officer, both exercised since January 1, 1999 and unexercised, shall be limited to Awards exercisable for no more than 200,000 shares of common stock, except to the extent such limit has already been exceeded as of May 18, 2011.

The Plan is hereby amended to revise Section 6.2(a) to add the following at the end thereof:

Notwithstanding the foregoing, effective for Awards issued after May 18, 2011, the Option price shall be not less than the higher of (i) 120% of current market price on the date of grant; or (ii) the average of market price over the prior 30 trading days.

3. Effective Date. The Effective Date of this Amendment shall be May 18, 2011.

4. Terms and Conditions of Plan. Except for the amendments in paragraph 2, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

5. Execution. Scott’s Liquid Gold-Inc. has executed this Amendment as of the date set forth below.

SCOTT’S LIQUID GOLD-INC. COMPANY

By:	/s/ Mark E. Goldstein

Date:	May 18, 2011